Exhibit T3A-1



                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                      PLANET HOLLYWOOD INTERNATIONAL, INC.

          Planet Hollywood International, INC. filed its original Certificate of Incorporation with the Delaware Secretary of State on December 16, 1994 (the "Original Certificate"). This Restated Certificate of Incorporation and the amendments to the Original Certificate as contained herein have been duly adopted in accordance with Sections 228, 242, and 245 of the General Corporation Law of Delaware.

                                    ARTICLE I
                                      Name

          The name of this corporation is PLANET HOLLYWOOD INTERNATIONAL, INC. (the "Corporation").

                                   ARTICLE II
                           Registered Office and Agent

          The street address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle, Delaware 19805.

          The name of the registered agent of the Corporation at that address is Corporation Service Company.

                                   ARTICLE III
                                 Mailing Address

          The mailing address of the Corporation is 1380 Sand Lake Road, Suite 600, Orlando, Florida 32819.

                                   ARTICLE IV
                                    Duration

          This Corporation shall exist perpetually.

                                    ARTICLE V
                                     Purpose

          The purpose or purposes of the Corporation are:

          (1) To conduct any lawful business, to exercise any lawful purpose and power, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware; and

          (2) In general, to possess and exercise all the powers and privileges granted by the General Corporation Law of Delaware or any other law of Delaware or by this Certificate of Incorporation together with any power incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

                                   ARTICLE VI
                                  Capital Stock

          The maximum number of shares of capital stock which this Corporation shall have authority to issue is Three Hundred Million (300,000,000), consisting of Two Hundred Fifty Million (250,000,000) shares of Class A Common Stock, $.01 par value, Twenty Five Million (25,000,000) shares of Class B Common Stock, $.01 par value, and Twenty Five Million (25,000,000) shares of Preferred Stock, $.01 par value. The Class B Common Stock being established by this Restated Certificate of Incorporation is a new class of Class B Common Stock. Each share of Class B Common Stock established by the Original Certificate shall convert, effective as of the date hereof, pursuant to the terms of Section 4(a) below. All references herein to the "Class B Common Stock" shall refer to the new class being established hereby, unless expressly indicated otherwise. The Class A Common Stock and the Class B Common Stock are hereinafter referred to collectively as the "Common Stock". The preferences, qualifications, limitations, restrictions and the special or relative rights in respect of the shares of each class are as follows:

          SECTION 1. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. All shares of Preferred Stock shall be of equal rank and shall be identical, except in respect of the matters that may be fixed and determined by the Board of Directors as hereinafter provided, and each share of each series shall be identical with all other shares of such series, except as to the date from which dividends are cumulative. The Board of Directors hereby is authorized to cause such shares to be issued in one or more classes or series and with respect to each such class or series to fix and determine the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

          The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

          (1) the number of shares constituting a series, the distinctive designation of a series and the stated value of a series, if different from the par value;

          (2) whether the shares of a series are entitled to any fixed or determinable dividends, the dividend rate (if any) on such shares, whether the dividends are cumulative and the relative rights of priority of dividends on shares of that series;

          (3) whether a series has voting rights in addition to the voting rights provided by law and the terms and conditions of such voting rights;

          (4) whether a series will have or receive conversion or exchange privileges and the terms and conditions of such conversion or exchange privileges;

          (5) whether the shares of a series are redeemable and the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates on or after which the shares in the series will be redeemable and the amount payable in case of redemption;

          (6) whether a series will have a sinking fund for the redemption or purchase of the shares in the series and the terms and the amount of such sinking fund;

          (7) the right of a series to the benefit of conditions and restrictions on the creation of indebtedness of the Corporation or any subsidiary, on the issuance of any additional capital stock (including additional shares of such series or any other series) on the payment of dividends or the making of other distributions on any outstanding stock of the Corporation and the purchase, redemption or other acquisition by the Corporation, or any subsidiary, of any outstanding stock of the Corporation;

          (8) the rights of a series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation and the relative rights of priority of payment of a series; and

          (9) any other relative, participating, optional or other special rights, qualifications, limitations or restrictions of such series.

          Dividends on outstanding shares of Preferred Stock shall be paid or set apart for payment before any dividends shall be paid or declared or set apart for payment on the Common Stock with respect to the same dividend period.

          If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any, payable with respect thereto).

          SECTION 2. Common Stock - General Provisions. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Each share of Common Stock shall be equal to every other share of Common Stock, except as otherwise provided herein or required by law.

          Shares of Common Stock authorized hereby shall not be subject to preemptive rights. The holders of shares of Common Stock now or hereafter outstanding shall have no preemptive right to purchase or have offered to them for purchase any of such authorized but unissued shares, or any shares of Preferred Stock, Common Stock or other equity securities issued or to be issued by the Company.

          Subject to the preferential and other dividend rights applicable to Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends (payable in cash, stock or otherwise) as may be declared on the Common Stock by the Board of Directors at any time or from time to time out of any funds legally available therefor.

          In the event of any voluntary or involuntary liquidation, distribution or winding up of the Corporation, after distribution in full of the preferential or other amounts to be distributed to the holders of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

          SECTION 3. Common Stock - Other Provisions.

          (a) Voting Rights. The shares of Common Stock shall have the following voting rights:

          (1) Each share of Class A Common Stock shall entitle the holder thereof to one vote upon all matters upon which stockholders have the right to vote.

          (2) Each share of Class B Common Stock shall carry no right to vote for the election of directors of the Corporation and no right to vote on any matter presented to the stockholders for their vote or approval except as required by applicable law.

          Except as otherwise required by applicable law, the holders of shares of Class A Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation (or, if any holders of shares of Preferred Stock are entitled to vote together with the holders of Class A Common Stock, as a single class with such holders of shares of Preferred Stock).

          (b) Dividends and Distributions. Except as otherwise provided in this Restated Certificate of Incorporation, holders of Common Stock shall be entitled to such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor; provided, however, that in no event may the rate of any dividend payable on outstanding shares of any class of Common Stock be greater than the dividend rate payable on outstanding shares of the other class of Common Stock. All dividends and distributions on the Class A Common Stock payable in stock of the Corporation shall be made in shares of Class A Common Stock, and all dividends and distributions on the Class B Common Stock payable in stock of the Corporation shall be made at the same dividend rate per share in shares of Class B Common Stock. In no event will shares of any class of Common Stock be split, divided or combined unless the outstanding shares of the other class of Common Stock shall be proportionately split, divided or combined.

          (c) Options, Riqhts or Warrants. The Corporation may make offerings of options, rights or warrants to subscribe for shares of either class of capital stock to all holders of one class of Common Stock if an identical offering is made simultaneously to all the holders of the other class. All such offerings of options, rights or warrants shall offer the respective holders of Class A Common Stock and Class B Common Stock the right to subscribe at the same rate per share.

          SECTION 4. Conversion of Class B Common Stock.

          (a) Conversion of Existing Shares of Class B Common Stock to Shares of Class A Common Stock. The Original Certificate established a class of non-voting common stock identified as the Non-Voting Class B Common Stock, $.01 par value, of which 49,000,000 shares were authorized (the "Old Class B Shares") Effective with the filing of this Restated Certificate of Incorporation, each of such Old Class B Shares shall convert, without any action by the holder thereof, into one validly issued, fully paid and nonassessable share of Class A Common Stock, and the Corporation shall promptly cancel the certificates evidencing such Old Class B Shares and issue and deliver to the record holders thereof certificates representing that number of shares of Class A Common Stock to which such record holders are entitled by reason of this conversion, and the Corporation shall cause such shares of Class A Common Stock to be registered in the name of such record holders.

          (b) Voluntary Conversion. Each share of Class B Common Stock shall be convertible, at the option of its record holder, into one validly issued, fully paid and nonassessable share of Class A Common Stock at any time.

          (c) Voluntary Conversion Procedure. At the time of a voluntary conversion, the record holder of shares of Class B Common Stock shall deliver to the principal office of the Corporation or any transfer agent for shares of the Class A Common Stock (i) the certificate or certificates representing the shares of Class B Common Stock to be converted, duly endorsed in blank or accompanied by proper instruments of transfer and (ii) written notice to the Corporation stating that such record holder elects to convert such share or shares and stating the name or names (with addresses) and denominations in which the certificate or certificates representing the shares of Class A Common Stock issuable upon such conversion are to be issued and including instructions for the delivery thereof. Conversion shall be deemed to have been effected at the time when delivery is made to the Corporation or its transfer agent of such written notice and the certificate or certificates representing the shares of Class B Common Stock to be converted, and as of such time each person named in such written notice as the person to whom a certificate representing shares of Class A Common Stock is to be issued shall be deemed to be the holder of record of the number of shares of Class A Common Stock to be evidenced by that certificate. Upon such delivery, the Corporation or its transfer agent shall promptly issue and deliver at such stated address to such record holder of shares of Class A Common Stock a certificate or certificates representing the number of shares of Class A Common Stock to which such record holder is entitled by reason of such conversion, and shall cause such shares of Class A Common Stock to be registered in the name of such record holder.

          (d) Reclassifications. In the event of a reclassification or other similar transaction as a result of which the shares of class A Common Stock are converted into another security, then a holder of Class B Common Stock shall be entitled to receive upon conversion the amount of such security that such holder would have received if such conversion had occurred immediately prior to the record date of such reclassification or other similar transaction.

          (e) Unconverted Shares; Notice Required. In the event of the conversion of less than all the shares of Class B Common Stock evidenced by a certificate surrendered to the Corporation in accordance with the procedures of
Section 4 (b) of this Article VI, the Corporation shall execute and deliver to or upon the written order of the holder of such unconverted shares, without charge to such holder, a new certificate evidencing the number of shares of Class B Common Stock not converted.

          (f) Retired Shares. Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided herein shall be retired and canceled and shall have the status of authorized but unissued shares of Class B Common Stock.

          (g) Reservation. The Corporation shall at all times reserve and keep available, out of its authorized and unissued shares of Class A Common Stock, for the purposes of effecting conversions, such number of duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock; provided, however, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class B Common Stock by delivery of purchased shares of Class A Common Stock which are held in treasury of the Corporation. All the shares of Class A Common Stock so issuable shall, when so issued, be duly and validly issued, fully paid and nonassessable, and free from liens and charges with respect to the issue. The Corporation shall take all actions as may be necessary to ensure that all such shares of Class A Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the shares of Class A Common Stock are or may be listed, or of any inter-dealer quotation system of a registered national securities association upon which the shares of Class A Common Stock are or may be listed.

          (h) Taxes. The issuance of a certificate for shares of Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of the shares of Class B Common Stock converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not required to be paid.

                                   ARTICLE VII
                               Board of Directors

          SECTION 1. Number and Terms. The number of directors which shall constitute the whole Board of Directors shall be determined in the manner provided in the Bylaws of the Corporation. The Board of Directors shall be divided into three classes, designated Class I, Class II and Class III, which shall be as nearly equal in number as possible. The initial directors of Class I shall hold office for a term expiring at the next succeeding annual meeting; the initial directors of Class II shall be elected to hold office for a term expiring at the second succeeding annual meeting and the initial directors of Class III shall be elected to hold office for a term expiring at the third succeeding annual meeting. Beginning with the next succeeding annual meeting, directors shall be chosen for a term of three years to succeed those whose terms then expire and shall hold office until the third following annual meeting of stockholders and until election of their respective successors.

          SECTION 2. Vacancies. Any vacancy on the Board of Directors, whether arising through death, resignation or removal of a director or through an increase in the number of directors of any class, shall be filled by a majority vote of all remaining directors. The term of office of any director elected to fill such a vacancy shall expire at the expiration of the term of office of directors of the class in which the vacancy occurred.

          SECTION 3. Other Provisions. Notwithstanding any other provision of this Article VII, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock or other securities of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the term of office, the filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation applicable thereto, and unless the terms of this Restated Certificate of Incorporation expressly provide otherwise, such directorship shall be in addition to the number of directors provided in the Bylaws and such directors shall not be classified. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                  ARTICLE VIII
                                     Bylaws

          The power to adopt, alter, amend or repeal the Bylaws of the Corporation shall be vested in the Board of Directors. The stockholders of the Corporation may adopt, amend or repeal the Bylaws of the Corporation only by the affirmative vote of holders of at least 66 2/3% of the combined voting power of the then outstanding shares of stock of all classes and series of the Corporation entitled to vote generally on matters requiring the approval of stockholders (the "Voting Stock").

                                   ARTICLE IX
                              Stockholder Meetings

          Any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly called and noticed meeting of stockholders and may not be taken by consent in writing, unless such action requiring or permitting stockholder approval is approved by a majority of the directors then in office. An action required or permitted to be taken by the stockholders which has been approved by a majority of the directors may be taken by consent in writing if the consent is signed by the record holders of no less than the Voting Stock that would otherwise be required for approval of such action.

                                    ARTICLE X
                                   Amendments

          The provisions set forth in Articles VI, VII, VIII and IX and in this
Article X may not be repealed, rescinded, altered or amended, and no other provision may be adopted which is inconsistent therewith or impairs in any way the operation or effect thereof, except by the affirmative vote of holders of not less than 66 2/3% of the Voting Stock.

          Consistent with the preceding sentence, the corporation reserves the right to adopt, repeal, rescind, alter or amend in any respect any provision contained in this Restated Certificate of Incorporation as prescribed by applicable law.

          IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be executed in its corporate name this llth day of April, 1996.

                                        PLANET HOLLYWOOD INTERNATIONAL, INC.,
                                        a Delaware corporation

                                        By:/s/ Scott E. Johnson
                                        Name:  Scott E. Johnson
                                        Title: Vice President